UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) January 22, 2018

Pennsylvania Real Estate Investment Trust
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania	19102
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

8.01 Other Events.

On January 22, 2018, PM Gallery LP (the “Borrower”), a Delaware limited partnership and a joint venture entity owned indirectly by Pennsylvania Real Estate Investment Trust (the “Trust”) and The Macerich Company (“Macerich”), entered into a Term Loan Agreement with Wells Fargo Bank National Association, as administrative agent and a lender, and certain other lenders with respect to a term loan (the “Loan”). The Loan will be used to fund the ongoing redevelopment of Fashion District Philadelphia (formerly the Gallery at Market East) in downtown Philadelphia and to repay capital contributions to the venture previously made by the partners.

The principal amount of the Loan is up to $250,000,000, of which $150,000,000 was drawn at closing, with the remaining $100,000,000 available via a delayed draw option. The Loan will mature in five years. The Loan is secured by pledge of the equity interests of certain indirect subsidiaries of the Trust and Macerich that have a direct or indirect ownership interest in certain properties that are part of the Fashion District Philadelphia project. The interest rate on the loan is, at Borrower’s option for each advance, (i) the Base Rate (defined as the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50%, and (c) the LIBOR Market Index Rate plus 1.00%) plus 1.00%, or (ii) LIBOR for the applicable period plus 2.00%. The Loan contains certain covenants that are typical for loans of this type and that are consistent with the covenants in the Trust’s credits agreements. PREIT Associates, L.P., the operating partnership of the Trust, has also guaranteed one half of the total amount of the Loan, up to $125,000,000, while a comparable subsidiary of Macerich has guaranteed the other half of the Loan.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: January 26, 2018    By:     /s/ Lisa M. Most
Name: Lisa M. Most
Title: Senior Vice President and General Counsel